EXHIBIT 12

                          MINN DAK FARMERS COOPERATIVE
              COMPUTATION OF RATIO OF NET PROCEEDS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                             Year Ended August 31,
                                                             ---------------------

                                                  2002      2001      2000      1999      1998
     Earnings:
     Net proceeds before income taxes from      84,224    94,620    86,604    63,352    72,084
     continuing operations
     Fixed charges, excluding capitalized        3,742     4,920     5,199     5,264     5,372
     interest, see below
     Amortization of capitalized interest           94        94        94        94        92
                                                ------    ------    ------    ------    ------

          Net Proceeds                          88,060    99,634    91,897    68,720    77,548
                                                ======    ======    ======    ======    ======


     Fixed Charges:
     Interest Expense                            3,742     4,920     5,199     5,264     5,372
     Interest factor included in rentals (1)         0         0         0         0         0
                                                ------    ------    ------    ------    ------

     Fixed charges, excluding capitalized
     interest                                    3,742     4,920     5,199     5,264     5,372
          Interest capitalized                       9         0         0         0       199
                                                ------    ------    ------    ------    ------
     Fixed Charges                               3,751     4,920     5,199     5,264     5,571
                                                ======    ======    ======    ======    ======

     Ratio of net proceeds to fixed charges      23.48     20.25     17.68     13.05     13.92
                                                ======    ======    ======    ======    ======

(1) The company does lease certain items, such as office equipment. Due to the proportionately small amounts involved, interest on such lease payments has not been included in the total of the company's fixed charges of the calculation of this ratio.